Exhibit A

FORM OF RESTATED

CERTIFICATE OF INCORPORATION

OF

NEUROLOGIX, INC.

The complete text of Neurologix, Inc.’s Certificate of Incorporation, as proposed to be restated, is set forth below. New text is underlined and deleted text is crossed out.

The undersigned ~~incorporator, in order to form~~,                         , certifies that he is the                  of Neurologix, Inc., a corporation organized and existing under the ~~General Corporation Law~~ laws of the State of Delaware (the ~~“General~~“Corporation”), and does hereby certify as follows:

(1)    The name of the Corporation ~~Law”), certifies~~ is Neurologix, Inc.

(2)    The name under which the Corporation was originally incorporated was Pangea Internet, Inc. and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 19, 2000.

(3)    This Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

(4)    The text of the Corporation’s Certificate of Incorporation, as amended, is hereby restated to read in its entirety as follows:

1.    NAME. The name of the corporation is Neurologix, Inc. (the “Corporation”).

2.    ADDRESS; REGISTERED OFFICE AND AGENT. The address of the Corporation’s registered office is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, State of Delaware; and its registered agent at such address is Corporation Service Company.

3.    PURPOSES. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

4.    NUMBER OF SHARES; DESIGNATIONS AND POWERS, PREFERENCES AND RIGHTS AND QUALIFICATIONS, LIMITATIONS AND QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS THEREOF.

4.1  NUMBER OF SHARES. The total number of shares of stock that the Corporation shall have authority to issue is: ~~seven hundred fifty~~ sixty five million ~~(755,000,000), seven hundred fifty~~(65,000,000), sixty million ~~(750,000,000)~~(60,000,000) of which shall be shares of Common Stock of ~~the~~ par value of one-tenth of one cent ~~($.001)~~($0.001) each and five million (5,000,000) of which shall be shares of Preferred Stock of ~~the~~ par value of ten cents ~~($.10) each.~~($0.10) each.

Immediately upon the acceptance of filing of this Restated Certificate of Incorporation (the “Effective Time”), each twenty five (25) shares of the Common Stock, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”), shall automatically, without further action on the part of the Corporation or any holder of Old Common Stock, be combined, converted and changed into one (1) fully paid and nonassessable share of Common Stock (the “New Common Stock”), subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). The conversion of the Old Common Stock into New Common Stock will be deemed to occur at the Effective Time regardless of when the certificates representing such Old Common Stock are physically surrendered to the Corporation in exchange for certificates representing New Common Stock. After the Effective Time, certificates representing the Old Common Stock will, until surrendered to the Corporation in exchange for certificates representing the New Common Stock, represent the number of shares of New Common Stock into which such Old Common Stock shall have been converted pursuant to this Restated Certificate of Incorporation and the right to receive cash in lieu of any fractional share interest. No certificates representing fractional shares of New Common Stock shall be issued in connection with the Reverse Stock Split. Holders who otherwise would be entitled to receive fractional share interests of New Common Stock shall be entitled to receive in lieu of fractional shares and upon surrender to the Corporation’s transfer agent of their certificates representing Old Common Stock, duly endorsed, a cash payment in an amount equal to the product calculated by multiplying (i) the closing sales price of the Corporation’s Common Stock on the trading day immediately preceding the Effective Time as reported on the Over-the-Counter Bulletin Board or, if no such sales price exists, the mid-range between the last bid and asked price on the date of the Effective Time by (ii) the number of shares of Old Common Stock held by such holder that would otherwise have been converted into a fractional share interest. Upon surrender by a holder of Old Common Stock of a certificate or certificates for Old Common Stock, duly endorsed, to the Corporation’s transfer agent, the Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of Old Common Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of New Common Stock to which such holder shall be entitled as aforesaid, together with cash in lieu of any fractional share interest.

4.2   The designation, relative rights, preferences and limitations of the shares of each class are as follows:

4.2.1  The shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not cancelled of any and all such series shall not exceed the total number of shares of

Preferred Stock hereinabove authorized, and with distinctive serial designations, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of such shares of Preferred Stock from time to time adopted by the Board of Directors of the Corporation (the “Board”) pursuant to authority so to do which is hereby vested in the Board. Each series of shares of Preferred Stock (a) may have such voting powers, full or limited, or may be without voting powers; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock; (d) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (e) may be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of shares of the Corporation at such price or prices or at such rates of exchange and with such adjustments; (f) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts; (g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation and (h) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof; all as shall be stated in said resolution or resolutions providing for the issue of such shares of Preferred Stock. Any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any such series of Preferred Stock may be made dependent upon facts ascertainable outside of the resolution or resolutions providing for the issue of such Preferred Stock adopted by the Board pursuant to the authority vested in it by this Section 4.2.1, provided that the manner in which such facts shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such series of Preferred Stock is clearly and expressly set forth in the resolution or resolutions providing for the issue of such Preferred Stock. The term “facts” as used in the next preceding sentence shall have the meaning given to it in section 151(a) of the General Corporation Law. Shares of Preferred Stock of any series that have been redeemed (whether through the operation of a sinking fund or otherwise) or that if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of shares of Preferred Stock to be created by resolution or resolutions of the Board or as part of any other series of shares of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board providing for the issue of any series of shares of Preferred Stock.

4.2.2  Subject to the provisions of any applicable law or of the By-laws of the Corporation, as from time to time amended, with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote and except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of shares of Preferred Stock, the holders of outstanding shares of Common Stock shall exclusively possess voting power for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in his or her name on the books of the Corporation. Except as otherwise provided by the resolution or resolutions providing for the issue of any series of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled, to the exclusion of the holders of shares of Preferred Stock of any and all series, to receive such dividends as from time to time may be declared by the Board. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to the holders of shares of Preferred Stock of the full amount to which they shall be entitled pursuant to the resolution or resolutions providing for the issue of any series of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled to share, ratably according to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution to its stock holders.

4.2.3  Subject to the provisions of this Certificate of Incorporation and except as otherwise provided by law, the stock of the Corporation, regardless of class, may be issued for such consideration and for such corporate purposes as the Board may from time to time determine.

4.2.4  The Corporation shall hereby create a series of Preferred Stock which series shall be designated as “Series A Preferred Stock” (the “Series A Preferred Stock”). The number of shares initially constituting the Series A Preferred Stock shall be three hundred thousand (300,000). The rights, preferences, privileges and restrictions granted to and imposed on the Series A Preferred Stock are as set forth below in paragraphs (a) through (f).

(a)  DIVIDENDS. Shares of Series A Preferred Stock shall be entitled to cumulative cash dividends out of any funds legally available therefor, as and when declared and paid thereon in the discretion of the Board at the rate of $0.06 per share (adjusted to take into account stock splits, combinations and other similar transactions affecting the Series A Preferred Stock), payable annually on May 31 commencing on May 31, 2000. Such dividends shall accrue on each share from the date of its original issue and shall accrue from day to day, whether or not earned or declared. Such dividends shall be cumulative so that if such dividends in respect of any previous or current annual dividend period, at the annual rate specified above, shall not have been paid or declared and a sum sufficient for the payment thereof set apart, the deficiency shall first be fully paid or set apart before any dividend shall be paid on or declared and set apart for the Common Stock or any other series of preferred stock heretofore or hereafter issued. Any accumulation of dividends on the Series A Preferred Stock shall not bear interest. In the event that dividends declared are not sufficient to satisfy the stated cumulative dividend on the Series A Preferred Stock (or on the Series A Preferred Stock and any other series of preferred stock of the Corporation heretofore or hereafter issued having a stated

dividend), the holders of the Series A Preferred Stock will share ratably in the dividend (in the case of two or more series having a stated dividend on the basis of its relative stated dividend). Notwithstanding anything herein to the contrary, holders of the Series A Preferred Stock shall not be entitled to payment of any accrued but unpaid dividends existing at the time of a voluntary conversion of the Series A Preferred Stock pursuant to the terms of Section 4.2.4(d)(i) hereunder, and the right of the holders of Series A Preferred Stock to such accrued but unpaid dividends shall be extinguished at such time.

(b)  LIQUIDATED PREFERENCE. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (“Liquidation”), the holders of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus of any nature, before any payment shall be made or any assets distributed to the holders of Common Stock, an amount equal to $1.00 per share (adjusted to take into account stock splits, combinations and other similar transactions affecting the Series A Preferred Stock) plus any declared or accrued but unpaid dividends to the holders of Series A Preferred Stock, and no more. If upon any Liquidation the assets of the Corporation to be distributed are insufficient to permit the payment to all holders of Series A Preferred Stock and any other series of Preferred Stock heretofore or hereafter issued of their full preferential amounts, the entire assets of the Corporation to be distributed shall be distributed ratably among the holders of Series A Preferred Stock and any other such series in accordance with each holder’s liquidation preference. A consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of the Corporation’s assets shall not be deemed to be a liquidation, dissolution or winding up of the Corporation as those terms are used in this paragraph.

(c)  VOTING RIGHTS. Except as otherwise provided by the laws of the State of Delaware or as hereinafter specifically set forth, each share of the Series A Preferred Stock shall have one vote which may be cast on all matters to come before the shareholders of the Corporation, as provided by the laws of the State of Delaware, the Certificate of Incorporation and/or the bylaws of the Corporation. Except as otherwise provided by the laws of the State of Delaware or as hereinafter specifically set forth, the holders of the outstanding shares of Series A Preferred Stock shall vote with the holders of all outstanding shares of capital stock, and not as a separate class or series.

(d)  CONVERSION. The holders of the Series A Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

(i)  RIGHT TO CONVERT. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such shares, at the office of the Corporation or any transfer agent for the Corporation, into one fully paid and nonassessable share of Common Stock.

(ii)  CONVERSION PRICE. Each share of Series A Preferred Stock shall be convertible into one share of Common Stock (hereinafter “Conversion Ratio”). The Initial Conversion Price shall be subject to adjustment from time to time as provided herein.

(iii)  MECHANICS OF VOLUNTARY CONVERSION. Before any holder of Series A Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, he shall surrender the certificates therefore, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock or Common Stock, and shall give written notice to the Corporation at such office that he elects to convert the same and shall state therein the number of shares of Series A Preferred Stock being converted. Thereupon the Corporation shall promptly issue and deliver to such holder of Series A Preferred Stock or his designees by first class mail at the address of such holder as set forth on the books of the Corporation’s transfer agent a certificate or certificates for the number of shares of Common Stock to which he shall be entitled to as aforesaid and a certificate or certificates for any shares of Series A Preferred Stock that are not converted.

Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(iv)  ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Corporation shall at any time or from time to time effect a subdivision of the outstanding Common Stock, the Conversion Ratio then in effect immediately before that subdivision shall be proportionately decreased, and conversely, if the Corporation shall at any time or from time to time combine the outstanding shares of Common Stock, the Conversion Ratio then in effect immediately before the combination shall be proportionately increased. Any adjustment under this subparagraph (d) shall become effective at the close of business on the date of the subdivision or combination becomes effective.

(v)  ADJUSTMENT FOR CERTAIN DIVIDENDS AND DISTRIBUTIONS. In the event of the Corporation at any time, or from time to time shall make or issue, or fix a record date for the determination of holders of Common Stock or holders of any other stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock or stock convertible into or exchangeable for Common Stock then and in each such event the Conversion Ratio then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, or by multiplying the Conversion Ratio then in effect by a fraction:

(1)  the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)  the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution and/or the number of shares of Common Stock issuable upon conversion or exchange of stock issuable in payment of such dividend or distribution; provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Ratio shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Ratio shall be adjusted pursuant to this Section 4.2.4(d)(v) as of the time of actual payment of such dividends or distributions.

(vi)  ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. In the event the Corporation at any time or from time to time after the Commitment Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock or shares of stock convertible into or exchangeable for Common Stock, then and in each such event provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments with respect to such securities as are called for during such period under this Section 4.2.4(d)(v) with respect to the rights of the holders of the Series A Preferred Stock.

(vii)  ADJUSTMENT FOR REORGANIZATION, RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4.2.4(d)(v)), then and in each such event the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, giving application to all adjustments with respect to such securities as are called for under this Section 4.2.4(d)(v) with respect to the rights of the holders of the Series A Preferred Stock.

(viii)  MERGERS, CONSOLIDATIONS OR SALE OF ASSETS. If at any time or from time to time there shall be a merger or consolidation of the

Corporation with or into another corporation, or the sale of all or substantially all of the Corporation’s properties and assets to any other person, then, as a part of such merger, consolidation or sale, provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled on such merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4.2.4(d) (including adjustment of the Conversion Ratio then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(ix)  FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the Corporation’s Common Stock on the date of conversion, as determined in good faith by the Board of Directors.

(x)  RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion or all outstanding shares of the Series A Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(xi)  CERTIFICATE OF ADJUSTMENT. Whenever the amount of common shares or other securities deliverable upon the conversion of shares of Series A Preferred Stock shall be adjusted pursuant to the provisions hereof, the Corporation shall deliver to each holder of Series A Preferred Stock, not later than 30 days after the date of such adjustment, a certificate signed by the President or one of the Vice Presidents of the Corporation, and by the Treasurer or one of the Assistant Treasurers of the Corporation, stating the adjusted amount of its common shares or other securities deliverable per share of Series A Preferred Stock calculated to the nearest one one-hundredth and setting forth in reasonable detail the method of calculation and the facts requiring such adjustment and upon which such calculation is based. Each adjustment shall remain in effect until a subsequent adjustment hereunder is required.

(e)  REDEMPTION. Holder of Series A Preferred Stock shall not be entitled to demand redemption of any of the shares so held.

(f)  PROTECTIVE LIMITATION.

(i)  SENIOR SERIES. So long as any shares of Series A Preferred Stock shall remain unredeemed and outstanding the Corporation shall not, without the advance affirmative vote or written consent of the holders of at least 66 2/3% of the then outstanding shares of Series A Preferred Stock, taken together as a class, issue any other class of preferred or special shares having any preference or priority as to dividends or assets senior to such preference or priority of the Series A Preferred Stock, or authorize or issue shares of any class of stock or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of any class of stock of this Corporation having any preference or priority as to dividends or assets senior to such preference or priority of the Series A Preferred Stock.

(ii)  CHANGES. So long as any shares of Series A Preferred Stock shall remain unredeemed and outstanding, the Corporation shall not, without the advance affirmative vote or written consent of the holders of at least 66 2/3% of the then outstanding shares of Series A Preferred Stock, adversely change any of the rights and preferences of the Series A Preferred Stock.

4.2.5  The Corporation shall hereby create a series of Preferred Stock which series shall be designated as “Series B Preferred Stock” (the “Series B Preferred”). The number of shares initially constituting the Series B Preferred Stock shall be four million (4,000,000). The rights, preferences, privileges and restrictions granted to and imposed on the Series B Preferred are as set forth below in paragraphs (a) through (h).

(a)  DIVIDENDS. The holders of the Series B Preferred shall be entitled to receive, out of any funds legally available therefor, such dividends as may be declared from time to time by the Board of the Corporation provided that no dividend or distribution shall be declared or paid on any shares of the Common Stock unless at the same time an equivalent dividend or distribution is declared or paid, as the case may be, on all outstanding shares of Series B Preferred and provided further that any dividend or distribution on Series B Preferred shall be payable at the same rate per share as would be payable on the shares of Common Stock which the holder of the Series B Preferred would be entitled to receive if he had converted the shares of Series B Preferred into Common Stock pursuant to Section 4.2.5(d) hereof immediately prior to the record date of such dividend or distribution.

(b)  LIQUIDATION PREFERENCE. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (each a “Distribution Event”):

(i)  SERIES B PREFERRED PREFERENCE. The holders of the Series B Preferred shall be entitled to receive with respect to such Distribution Event pro rata in accordance with the shares of Series B Preferred then held by them, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership of such shares, an amount equal to the greater of (x) the aggregate of the Original Issue Price (as defined below) for all such shares of Series B Preferred plus an amount equal to all declared but unpaid dividends on such shares of Series B Preferred and (y) the amount that the holders of Series B Preferred would be entitled to receive if all such shares of Series B Preferred had been converted into Common Stock pursuant to Section 4.2.5(d) hereof immediately prior to the record date for the distributions relating to the Distribution Event. If the assets and funds thus distributed among the holders of the Series B Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series B Preferred pro rata in accordance with the shares of Series B Preferred then held by them. The “Original Issue Price” of the Series B Preferred shall be $10.00 per share (as adjusted for any stock dividend, stock splits, recapitalization, reorganizations and other similar transactions with respect to the Series B Preferred).

(ii)  REORGANIZATION, MERGER OR SALE OF ASSETS. Neither a consolidation or a merger of the Corporation with or into any other corporation or corporations nor the sale of all or substantially all of the assets of the Corporation shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 4.2.5(b).

(c)  VOTING RIGHTS. Except as otherwise provided herein or required by law, each share of Series B Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which the Series B Preferred could be converted pursuant to Section 4.2.5(d) hereof as of the record date for the determination of the stockholders entitled to vote on such matter or, if no record date is established, as of the date such vote is taken, and the holders of Series B Preferred shall vote share for share with the holders of the Common Stock without distinction as to class and shall not be entitled to vote separately as a class or series of a class. Nothing set forth in this Section 4.2.5(c) shall be construed as a waiver of the right of the holders of the Series B Preferred to vote as a class when specifically entitled to do so pursuant to Section 6 herein. The voting rights of the Series B Preferred shall include, but not be limited to, the right to vote on the Charter Amendment (as hereinafter defined).

(d)  CONVERSION. The holders of the Series B Preferred have conversion rights as follows (the “Conversion Rights”):

(i)  RIGHT TO CONVERT. Each share of Series B Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series B Preferred, into such number of fully paid and nonassessable shares of Common Stock (the “Conversion Rate”) as is determined by dividing the Original Issue Price by the Conversion Price, determined as hereinafter provided, in effect at the time of the conversion. The price at which shares of Common Stock shall be deliverable upon conversion (the “Conversion Price”) for the Series B Preferred shall initially be $0.25 per share of Common Stock. Such initial Conversion Price shall be subject to adjustment as hereinafter provided.

(ii)  AUTOMATIC CONVERSION. Each share of Series B Preferred shall automatically be converted into shares of Common Stock at the then effective Conversion Rate of such stock (x) immediately prior to the closing of the first firmly underwritten public offering of Common Stock of the Corporation that occurs after March 20, 2000 and that is pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission (or any other federal agency at the time administering the Securities Act of 1933, as amended (the “Act”)) under the Act, covering the offer and sale of Common Stock to the public at a public offering price per share (before deductions for underwriter commissions and expenses) of not less than four times the then prevailing Conversion Price and that results in proceeds to the Corporation (before deduction for underwriter commissions and expenses) of at least $10,000,000 (a “Qualified Offering”), and (y) upon the conversion of a number of shares of Series B Preferred which when added to all shares of Series B Preferred previously converted at any time equals at least 60% of the number of shares of Series B Preferred issued pursuant to a Securities Purchase Agreement (the “Securities Purchase Agreement”) dated March 9, 2000 between the Corporation and Pangea Internet Advisors LLC. Upon such automatic conversion, any declared but unpaid dividends shall be paid in accordance with the provisions of Section 4.25(d)(iii). In the event of the automatic conversion of the Series B Preferred upon a Qualified Offering, the person(s) entitled to receive the Common Stock issuable upon such conversion of Series B Preferred shall not be deemed to have converted such Series B Preferred until immediately prior to the closing of such sale of securities. Notwithstanding the foregoing provisions of this Section 4.2.5(d)(ii), no automatic conversion of the Series B Preferred shall be effected unless and until such conversion will not violate any laws, rules, regulations, orders or other legal requirements of any governing body or until the Charter Amendment shall have occurred, and such automatic conversion shall be held in abeyance pending compliance with any such requirements, provided that the holders of Series B Preferred will use their best efforts to comply with such requirements.

(iii)  MECHANICS OF CONVERSION. Before any holder of Series B Preferred shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates for such Series B Preferred, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same. In the event of an automatic conversion pursuant to Section 4.2.5(d)(ii), the outstanding shares of Series B Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent. The Corporation is not obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Series B Preferred are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Series B Preferred, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Thereupon, the Corporation shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefore, in Common Stock (at the Common Stock’s fair market value determined by the Board of Directors as of the date of such conversion), any declared but unpaid dividends on the shares of Series B Preferred being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred to be converted, or in the case of automatic conversion on the date of closing of a Qualified Offering or the date on which more than 60% of the originally issued Series B Preferred have been converted into Common Stock and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(iv)  FRACTIONAL SHARES. In lieu of any fractional shares to which the holder of Series B Preferred would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(v)  ADJUSTMENT OF CONVERSION PRICE. The Conversion Price of the Series B Preferred shall be subject to adjustment from time to time as follows:

(A)  If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price of the Series B Preferred shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of the Series B Preferred shall be increased in proportion to such increase of outstanding shares.

(B)  If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, on the effective date of such combination, the Conversion Price of the Series B Preferred shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of any shares of the Series B Preferred shall be decreased in proportion to such decrease in outstanding shares.

(C)  In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the Corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in any change in the Common Stock), the shares of the Series B Preferred shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition such holder had converted its shares of the Series B Preferred into Common Stock.

(D)  In case any event shall occur as to which the other provisions of this Section 4.2.5(d)(v) are not strictly applicable but the failure to make any adjustment would not fairly protect the conversion rights of the holders of Series B Preferred set forth in this Section 4 in accordance with the essential intent and principles hereof, then, in each such case, the Corporation at its expense shall appoint a firm of independent public accountants of recognized national standing (which may be the regular auditors of the Corporation), which shall give its opinion as to the adjustment, if any, on a basis consistent with the essential intent and principles established in this Section 4.2.5(d), necessary to preserve, without dilution, the conversion rights of the holders of Series B Preferred set forth in this Section 4.2.5(d). Upon receipt of such opinion, the Corporation will promptly mail a copy thereof to the holders of Series B Preferred and shall make the adjustments described therein.

(E)  The provisions of Sections 4.2.5(d)(v)(A), (B), (C) and (D) shall similarly apply to successive events of the type described therein. All calculations under this Section 4.2.5(d)(iv) shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

(vi)  MINIMAL ADJUSTMENTS. No adjustment in the Conversion Price for any Series B Preferred need be made if such adjustment would result in a change in the Conversion Price of less than 1%. Any adjustment of less than 1% which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of 1% or more in the Conversion Price.

(vii)  NO IMPAIRMENT. The Corporation will not through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4.2.5(d) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series

B Preferred against impairment. This provision shall not restrict the Corporation’s right to amend its Certificate of Incorporation with the requisite shareholder consent.

(viii)  CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Rate for Series B Preferred pursuant to this Section 4.2.5(d), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request at any time of any holder of Series B Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (A) all such adjustments and readjustments, (B) the Conversion Rate at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder’s shares of Series B Preferred.

(ix)  NOTICES OF RECORD DATE AND PROPOSED LIQUIDATION DISTRIBUTION. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, the Corporation shall mail to each holder of Series B Preferred at least 30 days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right. In the event of a liquidation distribution pursuant to Section 4.2.5(b) hereof, the Corporation shall mail to each holder of Series B Preferred at least 30 days prior to the record date applicable to such distribution a notice (A) certifying as to (i) the anticipated aggregate proceeds available for distribution to holders of Series B Preferred and Common Stock, (ii) the amount expected to be distributed pursuant to Section 4.2.5(b) in respect of each share of each outstanding series of Series B Preferred and each share of Common Stock and (iii) the amount expected to be distributed pursuant to Section 4.2.5(b) in respect of each share of outstanding Series B Preferred if the holder of Series B Preferred converted such share of Series B Preferred into Common Stock immediately prior to the liquidation distribution and (B) stating that in connection with such liquidation distribution the holders of shares of Series B Preferred may prior to such liquidation distribution convert their shares of Series B Preferred into Common Stock at the applicable Conversion Rate.

(x)  NOTICES. Any notice required by the provisions of this Section 4.2.5(d) to be given to the holder of shares of the Series B Preferred shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the Corporation’s books.

(xi)  PAYMENT OF TAXES. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series B Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which shares of Series B Preferred so converted were registered.

(e)  REDEMPTION.

(i)  OPTIONAL REDEMPTION BY CORPORATION. The shares of the Series B Preferred are redeemable at the option of the Corporation in whole or in part at any time and from time to time after March 26, 2001, at a redemption price of $10.00 per share plus an amount equal to the dividends accrued and unpaid (including interest, if any) thereon to the redemption date. In case only a part of the Series B Preferred Stock at the time outstanding is to be redeemed, the shares selected shall be allocated among all of the holders of the Series B Preferred at the time outstanding in proportion to their respective holdings. At least 30 days in advance of the date designated for any redemption pursuant to this paragraph (a), the Corporation shall mail or deliver notices of such redemption to the holders of record of the shares so to be redeemed at their respective addresses as shown on the books of the Corporation.

(ii)  REDEMPTION AT OPTION OF HOLDERS. If the Charter Amendment has not occurred prior to December 31, 2000, then at any time after December 31, 2000 and prior to the Charter Amendment the Corporation shall, upon the written request (a “Redemption Request”) of the holders of at least 50% of the shares of Series B Preferred issued pursuant to the Securities Purchase Agreement, redeem all of the then outstanding shares of the Series B Preferred at the redemption price of $10.00 per share, plus all dividends accrued and unpaid (including interest, if any) on such Series B Preferred up to the date fixed for redemption, upon giving the notice hereinafter provided. “Charter Amendment” means an amendment to the Corporation’s Certificate of Incorporation providing for an increase in the number of shares of Common Stock that the Corporation is authorized to issue so that the number thereof is at least equal to the sum of (A) the number of shares of Common Stock that were outstanding or reserved for issuance immediately prior to the issuance of any share of Series B Preferred pursuant to the Securities Purchase Agreement plus (B) the number of shares of Common Stock that would be required to be issued immediately after the issuance of all shares of Series B Preferred issued pursuant to the Securities Purchase Agreement if all such shares of Series B Preferred were converted at such time plus (C) the number of shares of Common Stock issuable pursuant to the terms of all warrants referred to in the Securities Purchase Agreement. Not less than 30 days after receipt of a Redemption Request, a notice specifying the time and place fixed for redemption of the Series B Preferred shall be given by mail or delivered to the holders of record of the shares of Series B Preferred Stock selected for redemption at their respective addresses as shown on the books of the Corporation. The time so fixed for redemption shall be not less than 30 days after the date of such notice.

(iii)  EFFECT OF REDEMPTION. Upon such date as the Board of Directors shall designate for payment of the redemption price (unless the Corporation shall default in the payment of the redemption price set forth in the Redemption notice), the shares of Series B Preferred redeemed shall cease to be deemed outstanding and the holders of certificates therefor shall have no voting or other rights with respect to such shares except the right to receive the moneys payable upon such redemption from the Corporation, without interest thereon, upon surrender (and endorsement, if required by the Corporation) of their applicable stock certificates. Upon redemption of the Series B Preferred in the manner set forth herein, the Series B Preferred Stock so redeemed by the Corporation shall be cancelled, shall not be reissued and shall cease to be a part of the authorized shares of the Corporation.

(iv)  LIMITATION ON REDEMPTION AND DIVIDENDS. The option and obligation of the Corporation to redeem shares of the Series B Preferred Stock under Sections 4.2.5(e)(i) and (ii) hereof, shall be subject to the restrictions imposed by applicable law or any provision of any agreement now or hereafter existing relating to the indebtedness of the Corporation for borrowed money, unless such provision shall be waived. In the event that the Corporation shall fail to redeem any shares of Series B Preferred Stock required to be redeemed under Section 4.2.5(e)(ii) hereof, then, until such shares are redeemed, dividends shall accrue on all shares at a rate equal to 10% compounded semi-annually from the date such redemption price is required to be paid to the date payment is made.

(f)  COVENANTS. In addition to any other rights provided by law, so long as any shares of Series B Preferred shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of such outstanding shares of Series B Preferred:

(i)  CERTIFICATE AND BYLAWS. Amend or repeal any provision of, or add any provision to, this Corporation’s Certificate of Incorporation or Bylaws if such action would adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, such shares of Series B Preferred;

(ii)  AUTHORIZED SHARES. Increase the authorized number of shares of Series B Preferred or increase or decrease the authorized number of shares of preferred stock of the Corporation;

(iii)  SENIOR SECURITIES. Make any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Corporation ranking senior to the Series B Preferred in right of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such class or series; or

(iv)  DISTRIBUTION. Redeem or repurchase any shares of Common Stock (except for acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon termination of services to the Corporation or its affiliates).

(g)  STATUS OF CONVERTED STOCK. In the event any shares of Series B Preferred shall be converted pursuant to Section 4.2.5(b)(iv) hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation, and any declared but unpaid dividends with respect to such converted shares shall be cancelled. The Certificate of Incorporation of the Corporation may be appropriately amended from time to time to effect the corresponding reduction in the Corporation’s authorized capital stock.

(h)  ABSENCE OF CHARTER AMENDMENT. To the extent that the rights of the holders of Series B Preferred set forth in Sections 4.2.5(b)(i), (ii) and (iii) depend upon or relate to the number of shares of Common Stock into which the Series B Preferred may be converted from time to time, such rights shall be construed as if the Corporation has at all times a sufficient number of shares of Common Stock authorized and reserved for issuance to satisfy such conversion rights notwithstanding the fact that a sufficient number of such shares of Common Stock may not be authorized and reserved because of the failure of the Charter Amendment to have been effected or for any other reason.

5.    NAME AND MAILING ADDRESS OF INCORPORATOR. The name and mailing address of the incorporator are: Sophia Lee, Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York 10019-6064.

6.    BOARD OF DIRECTORS

6.1    NUMBER OF DIRECTORS. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors (the “Board”). The total number of directors constituting the entire Board shall be not less than three nor more than twelve, with the then-authorized number of directors being fixed from time to time by the Board.

6.2    STAGGERED BOARD. The Board shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Class I directors shall initially serve until the 2004 annual meeting of stockholders; Class II directors shall initially serve until the 2005 annual meeting of stockholders; and Class III directors shall initially serve until the 2006 annual meeting of stockholders. Commencing with the annual meeting of stockholders in 2004, directors of each class the term of which shall then expire shall be elected to hold office for a three year term and until the election and qualification of their respective successors in office. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible.

6.3    ELECTION OF DIRECTORS. Members of the Board may be elected either by written ballot or by voice vote

7.    LIMITATION OF LIABILITY. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under section 174 of the General Corporation Law or (d) for any transaction from which the director derived any improper personal benefits.

Any repeal or modification of the foregoing provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

8.    INDEMNIFICATION.

8.1  To the extent not prohibited by law, the Corporation shall indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (a “Proceeding”), whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Corporation, or, at the request of the Corporation, is or was serving as a director or officer of any other corporation or in a capacity with comparable authority or responsibilities for any partnership, joint venture, trust, employee benefit plan or other enterprise (an “Other Entity”), against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees, disbursements and other charges). Persons who are not directors or officers of the Corporation (or otherwise entitled to indemnification pursuant to the preceding sentence) may be similarly indemnified in respect of service to the Corporation or to an Other Entity at the request of the Corporation to the extent the Board at any time specifies that such persons are entitled to the benefits of this Section 8.

8.2  The Corporation shall, from time to time, reimburse or advance to any director or officer or other person entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys’ fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; PROVIDED, HOWEVER, that, if required by the General Corporation Law, such expenses incurred by or on behalf of any director or officer or other person may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such director or officer (or other person indemnified hereunder), to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director, officer or other person is not entitled to be indemnified for such expenses.

8.3  The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 8 shall not be deemed exclusive of any other rights to which a person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, this Certificate of Incorporation, the By-laws of the Corporation (the “By-laws”), any agreement, any vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

8.4  The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 8 shall continue as to a person who has ceased to be a director or officer (or other person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.

8.5  The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of an Other Entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Section 8, the By-laws or under section 145 of the General Corporation Law or any other provision of law.

8.6  The provisions of this Section 8 shall be a contract between the Corporation, on the one hand, and each director and officer who serves in such capacity at any time while this Section 8 is in effect and any other person entitled to indemnification hereunder, on the other hand, pursuant to which the Corporation and each such director, officer, or other person intend to be, and shall be, legally bound. No repeal or modification of this Section 8 shall affect any rights or obligations with respect to any state of facts then or theretofore existing or thereafter arising or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

8.7  The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 8 shall be enforceable by any person entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction. The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Corporation. Neither the failure of the Corporation (including its Board, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board, its independent legal counsel and its stockholders) that such person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled. Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such proceeding.

8.8  Any director or officer of the Corporation serving in any capacity of (a) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (b) any employee benefit plan of the Corporation or any corporation referred to in clause (a) shall be deemed to be doing so at the request of the Corporation.

8.9  Any person entitled to be indemnified or to reimbursement or advancement of expenses as a matter of right pursuant to this Section 8 may elect to have the right to indemnification or reimbursement or advancement of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of expenses is sought. Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or reimbursement or advancement of expenses is sought; PROVIDED, HOWEVER, that if no such notice is given, the right to indemnification or reimbursement or advancement of expenses shall be determined by the law in effect at the time indemnification or reimbursement or advancement of expenses is sought.

9.    ADOPTION, AMENDMENT AND/OR REPEAL OF BY-LAWS. The Board may from time to time adopt, amend or repeal the By-laws of the Corporation; PROVIDED, HOWEVER, that any By-laws adopted or amended by the Board may be amended or repealed, and any By-laws may be adopted, by the stockholders of the Corporation by vote of a majority of the holders of shares of stock of the Corporation entitled to vote in the election of directors of the Corporation.

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